Exhibit 10.9

DAWSON GEOPHYSICAL COMPANY

2006 STOCK AND PERFORMANCE INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”) between DAWSON GEOPHYSICAL COMPANY (the “Company”), and [                    ] (the “Participant”), an employee of the Company or one of its Subsidiaries, regarding a right (the “Option”) awarded to the Participant on [                    ] (the “Grant Date”) to purchase from the Company up to but not exceeding in the aggregate [                    ] shares of Common Stock (as defined in the Dawson Geophysical Company 2006 Stock and Performance Incentive Plan (the “Plan”)) at [                    ] per share (the “Exercise Price”), such number of shares and such price per share being subject to adjustment as provided in the Plan, and further subject to the terms and conditions set forth herein.

1.	Relationship to Plan.

This Option is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Company’s Compensation Committee (the “Committee”) and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. This Option is intended to qualify as an “Incentive Stock Option” as defined in the Plan. To the extent the relevant limits are exceeded or the requisite holding period requirements are not satisfied, this Option shall be deemed a Nonqualified Stock Option (as defined in the Plan). For purposes of this Agreement:

(a)	“Cause” means:

(i)    unacceptable or inadequate performance as determined by the Company, including but not limited to failure to perform the Participant’s job at a level or in a manner acceptable to the Company;

(ii)   misconduct, dishonesty, acts detrimental or destructive to the Company or any Subsidiary or to any employees or property of the Company or any Subsidiary; or

(iii)  violation of any policies of the Company.

(b)	“Change of Control” means

(i)    any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding securities;

(ii)   the individuals who were members of the Board of Directors of the Company (the “Board”) immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following such election unless a majority of the new members of the Board were recommended or approved by majority vote of members of the Board immediately prior to such shareholder meeting;

(iii)  the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation; or

(iv)  the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person.

Notwithstanding the foregoing, no event or condition shall constitute a Change of Control in connection with this Award to the extent that the event or condition would result in the imposition of an applicable tax under Section 409A of the Code.

(c)    “Disability” means, except as provided in Section 3 below, an illness or other incapacity which prevents the Participant from continuing to perform the duties of his job for a period of more than three months.

(d)    “Employment” means employment with the Company or any of its Subsidiaries.

(e)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)    “Option Shares” means the shares of Common Stock covered by this Agreement.

2.	Vesting Schedule.

(a)    This Option will vest and may be exercised in accordance with the following schedule:

Date Vested	Percentage of Option Shares Available for Purchase
[First anniversary of the Grant Date	33 1/3%
Second anniversary of the Grant Date	66 2/3%
Third Anniversary of the Grant Date	100%]

The number of shares vesting in each case will be rounded to the nearest whole number. The Participant must be in continuous Employment from the Grant Date through the date of exercisability in order for the Option to become exercisable with respect to additional shares of Common Stock on such date.

(b)    This Option shall vest and become fully exercisable, irrespective of the limitations set forth in subparagraph (a) above; provided that the Participant has been in continuous Employment since the Grant Date, upon the occurrence of

(i)    a Change of Control;

(ii)   the Participant’s termination of Employment due to death or Disability; or

(iii)  the Participant’s termination of Employment by the Company or a Subsidiary for reasons other than Cause.

(c)    To the extent the Option becomes vested and exercisable, such Option may be exercised in whole or in part (at any time or from time to time, except as otherwise provided herein) until expiration of the Option pursuant to the terms of this Agreement or the Plan.

3.	Termination of Option.

The Option hereby granted shall terminate and be of no force and effect with respect to any shares of Common Stock not previously purchased by the Participant at the earliest time specified below:

(a)    the tenth anniversary of the Grant Date;

(b)    if Participant’s Employment is terminated by the Company or a Subsidiary for Cause at any time after the Grant Date, then the Option shall terminate immediately upon such termination of Participant’s Employment;

(c)    except as otherwise provided in paragraph (d) below, if Participant’s Employment is terminated by the Company or a Subsidiary for any reason other than death, Disability or Cause, then the Option shall terminate on the first day following the expiration of the 90-day period which began on the date of termination of Participant’s Employment; or

(d)    (i) if Participant’s Employment is terminated due to death at any time after the Grant Date; (ii) if Participant’s death occurs within (A) the first              days of the one-year period described herein after a termination of Employment due to Disability or (B) the first              days of the 90-day period after a termination of Employment for a reason that causes the 90-day period in paragraph (c) above to become applicable, or (iii) if Participant’s Employment is terminated due to Disability at any time after the Grant Date, then the Option shall terminate on the first day following the expiration of the one-year period which began on the date of the later of Participant’s death or termination of Employment due to Disability, as applicable.

Notwithstanding any provision herein to the contrary, the term “Disability” for purposes of this Section 3 shall have the meaning described in Section 22(e)(3) of the Code.

In any event in which the Option remains exercisable for a period of time following the date of termination of Participant’s Employment, the Option may be exercised during such period of time only to the extent it was exercisable as provided in Section 2 on such date of termination of Participant’s Employment. The portion of the Option not exercisable upon termination of Employment shall terminate and be of no force and effect upon the date of the Participant’s termination of Employment.

4.	Exercise of Option.

Subject to the limitations set forth herein and in the Plan, this Option may be exercised by written notice provided to the Company as set forth in Section 6. Such written notice shall (a) state the number of shares of Common Stock with respect to which the Option is being exercised, (b) be accompanied by cash or shares of Common Stock (not subject to limitations on transfer) or a combination of cash and Common Stock payable to Dawson Geophysical Company in the full amount of the purchase price for any shares of Common Stock being acquired and (c) be accompanied by cash or Common Stock (not subject to limitations on transfer) in the full amount of federal, state and other governmental withholding tax requirements resulting from such exercise (or instructions to satisfy such withholding in accordance with Section 9); provided, however, that any shares of Common Stock delivered in payment of the option price that are or were the subject of an award under the Plan must be shares that the Participant has owned for a period of at least six months prior to the date of exercise. For the purpose of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise. The Committee may, in its sole discretion, arrange for the exercise of this Option through a broker-assisted cashless exercise program.

Notwithstanding anything to the contrary contained herein, the Participant agrees that he will not exercise the Option, and the Company will not be obligated to issue any Option Shares pursuant to this Agreement, if the exercise of the Option or the issuance of such shares would constitute a violation by the Participant or by the Company of any provision of any law or regulation of any governmental authority or any stock exchange or transaction quotation system. The Participant agrees that, unless the options and shares covered by the Plan have been registered pursuant to the Securities Act of 1933, as amended (the “Act”), the Company may, at its election, require the Participant to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action.

5.	Payment.

(a)    Upon the proper exercise of any Option pursuant to this Agreement, the Committee shall cause the Company to deliver to the Participant or Participant’s beneficiary or estate, as the case may be (the Payee”), certificates representing the applicable number of shares of Commons Stock in respect of which such Option was exercised or cause such shares of Common Stock to be evidenced in book entry form in the name of the Payee in the stock register of the Company maintained by the Company’s transfer agent (in which case certificates shall be delivered to the Payee upon written request as promptly as is reasonably practicable following Payee’s request therefor).

(b)    Notwithstanding anything contained herein to the contrary, in no event shall such shares of Common Stock be delivered or evidenced in book entry form pursuant to the preceding paragraph, as applicable, later than (i) the end of the calendar year in which the option is exercised, or, if later, (ii) the 15th day of the third calendar month following the date on which the Option was exercised.

6.	Notices.

Notice of exercise of the Option must be made in the following manner, using such forms as the Company may from time to time provide:

(a)    by registered or certified United States mail, postage prepaid, to Dawson Geophysical Company, Attn: Corporate Secretary, 508 West Wall, Suite 800, Midland, Texas 79701, in which case the date of exercise shall be the date of mailing; or

(b)    by hand delivery or otherwise to Dawson Geophysical Company, Attn: Corporate Secretary, 508 West Wall, Suite 800, Midland, Texas 79701, in which case the date of exercise shall be the date when receipt is acknowledged by the Company.

Notwithstanding the foregoing, in the event that the address of the Company is changed prior to the date of any exercise of this Option, notice of exercise shall instead be made pursuant to the foregoing provisions at the Company’s current address.

Any other notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Participant, five days after deposit in the United States mail, postage prepaid, addressed to the Participant at the address specified at the end of this Agreement or at such other address as the Participant hereafter designates by written notice to the Company.

7.	Assignment of Option.

Except as otherwise permitted by the Committee, the Participant’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant other than by will, by beneficiary designation or by the laws of descent and distribution.

8.	Stock Certificates.

Certificates representing the Common Stock issued pursuant to the exercise of the Option will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Option. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to the exercise of this Option until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 8 have been complied with.

9.	Withholding.

No certificates representing shares of Common Stock purchased hereunder shall be delivered to or evidenced in book entry form pursuant to Section 5 unless the amount of all federal, state and other governmental withholding tax requirements with respect to such shares of shall be satisfied pursuant to such procedures as the Committee in its discretion, may deem appropriate, including (but not limited to): (a) electing to have the Company withhold from such shares an amount of shares having a Fair Market Value on the exercise date equal to the amount required to withhold or paid; (b) requiring the Participant to pay all or any portion of the taxes required to be withheld or paid by delivering cash, or as applicable, by delivering previously owned shares of Common Stock, having a Fair Market Value equal to the amount required to be withheld or paid; or (c) requiring any combination of the foregoing or otherwise.

10.	Shareholder Rights.

The Participant shall have no rights of a shareholder with respect to shares of Common Stock subject to the Option unless and until such time as the Option has been exercised and ownership of such shares of Common Stock has been transferred to the Participant.

11.	Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

12.	No Employment Rights Conferred.

The granting of this Award shall not give the Participant any right to similar grants in the future nor confer any right upon the Participant to continued Employment with the Company or any Subsidiary.

13.	Governing Law.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.

14.	Amendment.

This Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Participant.

DAWSON GEOPHYSICAL COMPANY

Date:	By:
Name:
Title:

The Participant hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date:

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